STATE OF DELAWARE CERTIFICATE OF CANCELLATION OF PepMarket.com, LLC
1. The name of the limited liability company is PepMarket.com, LLC.
2. The Certificate of Formation of the limited liability company was filed on August 22, 2000.
3. This Certificate of Cancellation shall be effective as of December 31, 2004.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Cancellation of PepMarket.com, LLC this 1st day of December, 2004.
By: /s/ Richard Battista Richard Battista Controller
State of Delaware Secretary of State Division of Corporations Delivered 01:49 PM 12/01/2004 FILED 01:26 PM 12/01/2004 SRV 040862651 - 3278214 FILE